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                                                                   EXHIBIT 10.14


                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT (this "Agreement") is made by and among PricewaterhouseCoopers LLP, a Delaware limited liability partnership ("PwC"), PWCC Ltd. ("PwCC"), a corporation formed under the laws of Bermuda for the purpose of consolidating the assets of the global consulting practices of PwC and its associated firms (the "Consulting Practice") and conducting an initial public offering of PwCC (the "IPO") (PwC and PwCC shall collectively be referred to as "Company"), and Gregory D. Brenneman ("Executive"), effective as of June 2, 2002 (the "Effective Date").

                              W I T N E S S E T H:

      WHEREAS, PwCC desires to employ Executive to serve as its President and Chief Executive Officer, upon the terms, and subject to the conditions, set forth herein; and

      WHEREAS, PwC desires to employ Executive to help lead the efforts of PwC to consolidate the Consulting Practice in PwCC; and

      WHEREAS, PwCC, PwC and Executive (individually a "Party" and together the "Parties") understand and agree that (i) immediately upon the Effective Date, Executive will be appointed by the Chief Executive Officer of PricewaterhouseCoopers International Limited ("PwCIL") to act as and have the authority and responsibility of a chief executive officer of the Consulting Practice, including without limitation helping to lead the efforts of PwC and its associated firms to consolidate the Consulting Practice in PwCC and leading the efforts of PwCC to effectuate the IPO and (ii) at all times, Executive will be the President and Chief Executive Officer of and have overall charge and responsibility for the business and affairs of PwCC; and

      WHEREAS, in connection therewith, Executive, PwCC and PwC desire to enter into this Agreement effective as of the Effective Date;

      NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Parties agree as follows:

                                   ARTICLE 1

                              EMPLOYMENT AND DUTIES

      1.1 EMPLOYMENT; EFFECTIVE DATE. Company agrees to employ Executive and Executive agrees to be employed by Company, beginning as of the Effective Date (as defined herein) and continuing for the period of time set forth in Article 2 of this Agreement, subject to the terms and conditions of this Agreement.

      1.2 POSITIONS. From and after the Effective Date, PwCC shall employ Executive as its President and Chief Executive Officer, and the Parties understand and agree that the Chief Executive Officer of PwCIL shall appoint Executive to have the authority and responsibility of a chief executive officer of the Consulting Practice through the date of the IPO. Executive may
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also serve in such other positions as the Parties mutually may agree in writing, and PwCC shall on and at all times following the IPO during Executive's employment hereunder cause Executive to be nominated for election as a director of the Board of Directors of PwCC (the "Board") and use its best efforts to secure such election. Further, at any time beginning on the date of the IPO, Executive may request to become the Chairman of the Board and PwCC shall use its best efforts to secure such appointment. The Parties understand and agree that due regard will be given to Executive's views in the selection of the initial members of the Board.

      1.3 DUTIES AND SERVICES. Executive agrees to serve in the positions referred to in paragraph 1.2. PwC understands and agrees that Executive shall at all times during the Term of Employment prior to the IPO serve as the most senior executive officer of the Consulting Practice with duties and responsibilities consistent with the position of chief executive officer and shall report to the Chief Executive Officer of PwCIL PwCC agrees that Executive shall at all times during the Term of Employment serve as its President and Chief Executive Officer, and shall report to the Board effective with and subsequent to the IPO. If elected, Executive agrees to serve as a director of PwCC. Executive agrees to perform diligently and to the best of his abilities the duties and services appertaining to such offices described herein as set forth in the bylaws of PwC and PwCC, as applicable, in effect on the Effective Date, as well as such additional duties and services appropriate to such offices which the Parties mutually may agree upon from time to time.

                                   ARTICLE 2

                       TERM AND TERMINATION OF EMPLOYMENT

      2.1 TERM. Unless sooner terminated pursuant to other provisions hereof, PwC agrees to employ Executive for the period beginning on the Effective Date and ending immediately prior to the IPO, and PwCC agrees to employ Executive for a 3-year period beginning on the Effective Date (the "Term of Employment"). Said Term of Employment shall be extended automatically for an additional successive three-year period as of the third anniversary of the Effective Date and as of the last day of each successive three-year period of time thereafter that this Agreement is in effect; provided, however, that if, prior to the date which is six months before the last day of any such three-year Term of Employment, either Company or Executive shall give written notice to the other that no such automatic extension shall occur, then Executive's employment shall terminate on the last day of the three-year term of employment during which such notice is given.

      2.2 COMPANY'S RIGHT TO TERMINATE. Notwithstanding the provisions of paragraph 2.1, Company, acting at the direction of the Chief Executive Officer of PwCIL prior to the IPO, and acting pursuant to an express resolution of the Board on and after the IPO, shall have the right to terminate Executive's employment with Company under this Agreement at any time for any of the following reasons:

            (a) upon Executive's death;

            (b) upon Executive's becoming incapacitated for a period of at least 180 days by accident, sickness or other circumstance which renders him mentally or physically incapable


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of performing the material duties and services required of him hereunder on a full-time basis during such period (a "Disability");

            (c) if, in carrying out his duties hereunder, Executive engages in conduct that constitutes willful gross neglect or willful gross misconduct resulting in material economic harm to Company;

            (d) upon the conviction of Executive for a felony or any crime involving moral turpitude; or

            (e) for any other reason whatsoever, in the sole discretion of Company.

      2.3 EXECUTIVE'S RIGHT TO TERMINATE. Notwithstanding the provisions of paragraph 2.1, Executive shall have the right to terminate his employment under this Agreement at any time for any of the following reasons:

            (a) the assignment to Executive by the Board or other officers or representatives of Company of duties materially inconsistent with the duties associated with the positions described in paragraph 1.2 (as further described in paragraph 1.3) or the failure to elect or reelect Executive to any of the positions described in paragraph 1.2 (including Executive not becoming Chairman of the Board if he so requests in accordance with paragraph 1.2), or the removal of him from any such positions;

            (b) a material diminution in the nature or scope of Executive's authority, responsibilities, or titles as described in paragraph 1.2 (as further described in paragraph 1.3), including a change in the reporting structure so that Executive reports to someone other than the Chief Executive Officer of PwCIL prior to the IPO or the Board on and after the IPO;

            (c) Company requiring without Executive's consent that he be permanently based outside of The Woodlands, TX metropolitan area;

            (d) a material breach by Company of any provision of this Agreement which, if correctable, remains uncorrected for thirty (30) days following written notice of such breach by Executive to Company, it being agreed that any reduction in Executive's then-current annual base salary, or any reduction in Executive's Target Bonus, shall constitute a material breach by Company of this Agreement;

            (e) Company electing not to renew the Agreement under paragraph 2.1; or

            (f) for any other reason whatsoever, in the sole discretion of Executive.

      2.4 NOTICE OF TERMINATION. If Company or Executive desires to terminate Executive's employment hereunder at any time prior to expiration of the Term of Employment as provided in paragraph 2.1, it or he shall do so by giving written notice to the other Party that it or he has elected to terminate Executive's employment hereunder and stating the effective date and reason for such termination, provided that no such action shall alter or amend any other provisions hereof or rights arising hereunder.


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                                   ARTICLE 3

                            COMPENSATION AND BENEFITS

      3.1 BASE SALARY. During the period of this Agreement, Executive shall receive an annual base salary (the "Base Salary") equal to the greater of (a) $1,000,000 or (b) such amount as the Board (or, prior to the IPO, the Chief Executive Officer of PwCIL) may set from time to time. The Base Salary may be increased (but not decreased) from time to time by the Board (or, prior to the IPO, the Chief Executive Officer of PwCIL) in its or his sole discretion. The Base Salary shall be paid in equal installments in accordance with Company's standard policy regarding payment of compensation to executives but no less frequently than semimonthly.

      3.2 BONUS AND EQUITY-BASED COMPENSATION.

            (a) ANNUAL BONUS. Executive shall be eligible to receive an annual cash bonus (the "Annual Bonus") pursuant to PwCC's annual incentive plan, with a target bonus opportunity equal to 150% of the Base Salary (the "Target Bonus"), and a maximum bonus as determined by the Board in its sole discretion. For the period beginning on the Effective Date and ending on June 30, 2003, Company shall pay to Executive a lump sum cash payment equal to at least $1,625,000 (regardless of whether any performance objectives have been achieved) on the date that annual bonuses are paid to other senior executive officers of PwCC, but no later than July 31, 2003.

            (b) RESTRICTED STOCK GRANT. On or before the date of the IPO, PwCC shall grant Executive a number of shares of restricted PwCC common stock with an underlying value of $6,250,000, based on the offer price of the IPO. Except as otherwise provided herein, one-third of the shares of such restricted stock shall vest on each of the first three (3) anniversaries of the Effective Date.

            (c) IPO OPTION GRANT. On or before the date of the IPO, PwCC shall grant Executive a ten (10) year option to purchase 1,000,000 shares of PwCC common stock; provided that market capitalization of PwCC based on the IPO price is between $3 billion and $6 billion (in the event that such market capitalization is greater than $6 billion or less than $3 billion, the number of shares covered by the option shall be proportionately adjusted). The exercise price of such stock option shall be the IPO price, and except as otherwise provided herein, one-fourth of the shares underlying such stock option shall become exercisable on each of the first four (4) anniversaries of the Effective Date.

            (d) ANNUAL STOCK OPTION GRANT. On the date PwCC makes (or would otherwise make) its annual stock option awards to other senior executive officers of PwCC, Company shall grant Executive a ten (10) year stock option to purchase a number of shares of PwCC common stock with a face value (exercise price times number of shares underlying the option) equal to 400% of Executive's then current Base Salary; provided that the 2003 annual grant shall be an option covering at least 200,000 shares if PwCC's market capitalization on the date of grant is between $3 billion and $6 billion (in the event that such market capitalization is greater than $6 billion or less than $3 billion, the number of shares covered by the option shall be proportionately adjusted). The exercise price of such stock option shall be equal to the fair


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market value of PwCC common stock on the date of grant, and except as otherwise provided herein, one-fourth of the shares underlying such stock option shall become exercisable on each of the first four (4) anniversaries of the date of grant.

            (e) LONG-TERM INCENTIVE PLAN. During the Term of Employment, Executive shall assist the Board in developing a long-term incentive plan ("LTIP") and Executive shall participate in PwCC's long-term incentive plan, if any, as in effect from time to time; provided, however, that the amount of any such long-term incentive plan award shall be granted (if at all) in the sole discretion of the Board.

      3.3 LIFE INSURANCE. During the Term of Employment, Company shall maintain one or more policies of life insurance on the life of Executive providing an aggregate death benefit in an amount not less than the Severance Payment. Company will use its best efforts to satisfy some or all of its obligations under this paragraph by paying the premium for one or more policies maintained by Executive. Executive shall have the right to designate the beneficiary or beneficiaries of the death benefit payable pursuant to such policy or policies up to an aggregate death benefit in the amount of the Severance Payment, and may transfer ownership of such policy or policies (and any rights of Executive under this paragraph 3.3) to any life insurance trust, family trust or other trust. If for any reason Company fails to maintain the full amount of life insurance coverage required pursuant to the preceding provisions of this paragraph 3.3, Company shall, in the event of the death of Executive while employed by Company, pay Executive's designated beneficiary or beneficiaries an amount equal to the sum of (a) the difference between the Severance Payment and any death benefit payable to Executive's designated beneficiary or beneficiaries under the policy or policies maintained by Company and (b) such additional amount as shall be required to hold Executive's estate, heirs, and such beneficiary or beneficiaries harmless from any additional tax liability resulting from the failure by Company to maintain the full amount of such required coverage.

      3.4 DISABILITY BENEFIT. In the event that Executive's employment is terminated under paragraph 2.2(b), he shall receive a payment equal to the Severance Payment.

      3.5 VACATION AND SICK LEAVE. During each year of his employment, Executive shall be entitled to vacation and sick leave benefits equal to the maximum available to any Company executive, determined without regard to the period of service that might otherwise be necessary to entitle Executive to such vacation or sick leave under standard Company policy.

      3.6 SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN.

            (a) BASE BENEFIT. Company agrees to pay Executive the deferred compensation benefits set forth in this paragraph 3.6 as a supplemental retirement plan (the "Plan"). The base retirement benefit under the Plan (the "Base Benefit") shall be in the form of an annual single life annuity in an amount equal to the product of (i) 2.5% times (ii) the number of Executive's credited years of service (as defined below) under the Plan (but not in excess of 30 years) times (iii) Executive's final average compensation (as defined below). For purposes hereof, Executive's credited years of service under the Plan shall be equal to two (2) times the number of Executive's actual years of service with Company commencing on the Effective Date. For purposes hereof, Executive's final average compensation shall be equal to the greater of


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(A) $2,500,000 or (B) the average of the five highest annual cash compensation amounts (or, if Executive has been employed less than five years by Company, the average over the full years employed by Company) paid to Executive by Company during the consecutive ten calendar years immediately preceding Executive's termination of employment at retirement or otherwise. For purposes hereof, cash compensation shall include Base Salary plus cash bonuses (including any amounts deferred pursuant to any deferred compensation plan of Company), but shall exclude (x) any Severance Payment paid to Executive under this Agreement, (y) any proceeds to Executive from any awards under any option, stock incentive or similar plan of Company, and (z) any cash bonus paid under a long-term incentive plan or program adopted by Company. Executive shall be vested immediately with respect to benefits due under the Plan.

            (b) OFFSET FOR COMPANY RETIREMENT BENEFIT. Any provisions of the Plan to the contrary notwithstanding, the Base Benefit shall be reduced by the actuarial equivalent (as defined below) of the pension benefit, if any, paid or payable to Executive from any other retirement plan, program or arrangement of Company (other than benefits attributable to elective deferrals or other Executive contributions) (the "Standard Retirement Plans"). In making such reduction, the Base Benefit and the benefit paid or payable under the Standard Retirement Plans shall be determined under the provisions of each plan as if payable in the form of an annual single life annuity beginning on the Retirement Date (as defined below). The net benefit payable under this Plan shall then be actuarially adjusted based on the actuarial assumptions set forth in paragraph 3.6(g) for the actual time and form of payments.

            (c) NORMAL AND EARLY RETIREMENT BENEFITS. Executive's benefit under the Plan shall be payable in equal monthly installments beginning on the first day of the month following the Retirement Date (the "Normal Retirement Benefit"). For purposes hereof, "Retirement Date" is defined as the later of (i) the date on which Executive attains (or in the event of Executive's earlier death, would have attained) age 60 or (ii) the date of Executive's retirement from employment with Company. Notwithstanding the foregoing, if Executive's employment with Company is terminated, for a reason other than death, on or after the date Executive attains age 55 or is credited with 10 actual years of service and prior to the Retirement Date, then Executive shall be entitled to elect to commence to receive Executive's benefit under the Plan as of the first day of any month coinciding with or next following Executive's termination of employment, or as the first day of any subsequent month preceding the Retirement Date (an "Early Retirement Benefit"); provided, however, that (1) written notice of such election must be received by Company not less than 15 days prior to the proposed date of commencement of the benefit, (2) each payment under an Early Retirement Benefit shall be reduced to the extent necessary to cause the value of such Early Retirement Benefit (determined without regard to clause (3) of this proviso) to be the actuarial equivalent of the value of the Normal Retirement Benefit (in each case based on the actuarial assumptions set forth in paragraph 3.6(g) and adjusted for the actual time and form of payments), and (3) each payment under an Early Retirement Benefit that is made prior to the Retirement Date shall be reduced by an additional 10% of the amount of such payment as initially determined pursuant to clause (2) of this proviso. The Compensation Committee of the Board may, in its sole and absolute discretion, waive all or any part of the reductions contemplated in clauses (2) and/or (3) of the proviso of the preceding sentence.


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            (d) FORM OF RETIREMENT BENEFIT. If Executive is not married on the date Executive's benefit under paragraph 3.6(c) commences, then benefits under the Plan will be paid to Executive in the form of a single life annuity for the life of Executive. If Executive is married on the date Executive's benefit under paragraph 3.6(c) commences, then benefits under the Plan will be paid to Executive, at the written election of Executive made at least 15 days prior to the first payment of benefits under the Plan, in either (i) the form of a single life annuity for the life of Executive, or (ii) the form of a joint and survivor annuity that is actuarially equivalent to the benefit that would have been payable under the Plan to Executive if Executive was not married on such date, with Executive's spouse as of the date benefit payments commence being entitled during such spouse's lifetime after Executive's death to a benefit equal to 50% of the benefit payable to Executive during their joint lifetimes. If Executive fails to make such election, Executive will be deemed to have elected a joint and survivor annuity.

            (e) DEATH BENEFIT. Except as provided in this paragraph 3.6(e), no benefits shall be paid under the Plan if Executive dies prior to the date Executive's benefit commences pursuant to paragraph 3.6(c). In the event of Executive's death prior to the commencement of Executive's benefit pursuant to paragraph 3.6(c), Executive's surviving spouse, if Executive is married on the date of Executive's death, will receive a single life annuity consisting of monthly payments for the life of such surviving spouse determined as follows:
(i) if Executive dies on or before reaching the Retirement Date, the death benefit such spouse would have received had Executive terminated employment on the earlier of Executive's actual date of termination of employment or Executive's date of death, survived until the Retirement Date, elected a joint and survivor annuity and began to receive Executive's Plan benefit beginning immediately at the Retirement Date, and died on the day after the Retirement Date; or (ii) if Executive dies after reaching the Retirement Date, the death benefit such spouse would have received had Executive elected a joint and survivor annuity and begun to receive Executive's Plan benefit beginning on the day prior to Executive's death. Payment of such survivor annuity shall begin on the first day of the month following the later of (1) Executive's date of death or (2) the Retirement Date; provided, however, that if Executive was eligible to elect an Early Retirement Benefit as of the date of Executive's death, then Executive's surviving spouse shall be entitled to elect to commence to receive such survivor annuity as of the first day of the month next following the date of Executive's death, or as the first day of any subsequent month preceding the Retirement Date. Notice of such election must be received by Company not less than 15 days prior to the proposed date of commencement of the benefit, and each payment of such survivor annuity shall be reduced based on the principles used for the reductions described in clauses (2) and (3) of the proviso to the third sentence of paragraph 3.6(c).

            (f) UNFUNDED BENEFIT. The Plan is intended to constitute an unfunded, unsecured plan of deferred compensation. Executive shall have the status of, and shall have no better status than, a general unsecured creditor of Company.

            (g) ACTUARIAL EQUIVALENT. For purposes of the Plan, the terms "actuarial equivalent" or "actuarially equivalent" when used with respect to a specified benefit shall mean the amount of benefit of the referenced different type or payable at the referenced different age that can be provided at the same cost as such specified benefit, as computed by the Actuary and certified to Executive (or, in the case of Executive's death, to his spouse) by the Actuary. The actuarial assumptions used under the Plan to determine equivalencies between different forms


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and times of payment shall be the same as the actuarial assumptions then used in determining benefits payable under the Standard Retirement Plans, or in the event Company does not maintain a defined benefit pension plan at the time of calculation, the actuarial assumptions prescribed in Section 417(e)(3)(ii) of the Internal Revenue Code. The term "Actuary" shall mean the individual actuary or actuarial firm selected by Company to service its pension plans generally or if no such individual or firm has been selected, an individual actuary or actuarial firm appointed by Company and reasonably satisfactory to Executive and/or Executive's spouse.

      3.7 OTHER PERQUISITES AND BENEFITS. During the Term of Employment, Company shall provide Executive with the following:

            (a) an appropriate apartment in Manhattan, New York City;

            (b) an appropriate office in The Woodlands, Texas;

            (c) use of a "Net-Jet" type private jet share for business travel, with the terms and conditions relating to such jet to be reasonably agreed upon between the Board and Executive;

            (d) RELOCATION - While Executive shall not be required to relocate from The Woodlands, TX, in the event he elects to relocate, Company shall reimburse Executive for the reasonable costs associated with such relocation in accordance with Company's relocation policy;

            (e) CLOSE-DOWN ALLOWANCE - Within 10 days after the Effective Date, Company will pay Turnworks, Inc. $250,000 to cover expenses expected to be incurred by Turnworks, Inc. in connection with the closing-down of its businesses;

            (f) BUSINESS AND ENTERTAINMENT EXPENSES - Subject to Company's standard policies and procedures with respect to expense reimbursement as applied to any of its executive employees, Company shall reimburse Executive for, or pay on behalf of Executive, reasonable and appropriate expenses reasonably incurred by Executive for business related purposes, including dues and fees to industry and professional organizations, costs of entertainment and business development, and costs reasonably incurred as a result of Executive's spouse accompanying Executive on business travel. Company shall also pay on behalf of Executive the expenses of one club selected by Executive; and

            (g) OTHER BENEFITS - Prior to the date of the IPO, Executive will be eligible to participate in the employee benefit plans, programs, arrangements and perquisites maintained by PwC in effect from time to time, on terms and conditions that are no less favorable than those applicable to any other senior executive of PwC. PwC shall not, however, by reason of this paragraph be obligated to institute, maintain, or refrain from changing, amending or discontinuing, any such benefit plan or program, so long as such changes are similarly applicable to all executive employees. On and after the date of the IPO, PwCC shall cover Executive under its employee benefit plans, programs, arrangements and perquisites. Such employee benefit plans, programs, arrangements and perquisites will be reasonably consistent with industry practices or employee benefit plans, programs, arrangements and perquisites adopted by comparable companies and that are appropriate in light of PwCC's then-current financial status,


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and shall in no way adversely affect the benefits and perquisites otherwise provided in this Agreement.

                                   ARTICLE 4

                      EFFECT OF TERMINATION ON COMPENSATION

      4.1 BY EXPIRATION. If Executive's employment hereunder shall terminate upon expiration of the term provided in paragraph 2.1 hereof (excluding Executive's resignation as a result of Company serving notice not to renew the Term of Employment as provided in paragraph 2.3(e) hereof), then all compensation and all benefits to Executive hereunder (other than compensation and benefits that are accrued and vested as of the date of termination) shall terminate contemporaneously with termination of his employment.

      4.2 BY COMPANY. If Executive's employment hereunder shall be terminated by Company prior to expiration of the term provided in paragraph 2.1 hereof then, upon such termination, regardless of the reason therefor, all compensation and all benefits to Executive hereunder (other than compensation and benefits that are accrued and vested as of the date of termination) shall terminate contemporaneously with the termination of such employment; and

            (a) if such termination shall be for any reason other than those encompassed by paragraphs 2.2(a), 2.2(b), 2.2(c) or 2.2(d), then Company shall
(i) cause all options and shares of restricted stock awarded to Executive to vest immediately upon such termination and, with respect to options, each option shall be exercisable in full until the earlier of (1) 5 years after such termination or (2) the expiration of its original ten-year term, (ii) if such termination occurs prior to the date such restricted stock and/or options are granted pursuant to paragraphs 3.2(b) and/or 3.2(c), cause such options and shares of restricted stock not yet awarded pursuant to paragraphs 3.2(b) and 3.2(c) to be awarded and immediately vested upon the IPO, with the options to be exercisable in full until 5 years after such termination, (iii) pay to Executive, at the same time as other payment amounts with respect to awards are paid to other participants under the LTIP, all payment amounts with respect to awards made to Executive under the LTIP having a performance period that has not been completed as of the date of Executive's termination, as if Executive had remained employed by Company in his current position through the end of each such performance period, less any amounts paid to Executive under the LTIP upon the occurrence of a Change in Control, (iv) pay Executive on or before the effective date of such termination a lump-sum cash payment in an amount equal to the Severance Payment, (v) provide Executive with Office and Related Services (as such term is defined in paragraph 4.10 and for the time periods described therein), (vi) continue to accrue benefits under paragraph 3.6 for 36 months following Executive's date of termination, (vii) provide Executive with Continuation Coverage as described in paragraph 4.10, and (viii) pay any amounts owed but unpaid to Executive under any plan, policy or program of Company as of the date of termination at the time provided by, and in accordance with the terms of, such plan, policy or program; and

            (b) if such termination shall be for a reason encompassed by paragraphs 2.2(a) or 2.2(b), then Company shall (i) cause all options and shares of restricted stock awarded to Executive to vest immediately upon such termination and, with respect to options, each option shall be exercisable in full until the earlier of (1) 1 year after such termination (or such longer


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period as provided for under the circumstances in applicable option awards) or
(2) the expiration of its original term, (ii) pay to Executive (or Executive's estate), at the same time as payment amounts with respect to awards are paid to other participants under the LTIP, all payment amounts with respect to awards made to Executive under the LTIP having a performance period that has not been completed as of the date of Executive's termination, as if Executive had remained employed by Company in his current position through the end of each such performance period, less any amounts paid to Executive under the LTIP upon the occurrence of Executive's death or disability after a Change in Control, and
(iii) provide Executive (or his designated beneficiary or beneficiaries) with the benefits contemplated under paragraphs 3.3 or 3.4, as applicable.

      4.3 BY EXECUTIVE. If Executive's employment hereunder shall be terminated by Executive prior to expiration of the term provided in paragraph 2.1 hereof then, upon such termination, regardless of the reason therefor, all compensation and benefits to Executive hereunder (other than compensation and benefits that are accrued and vested as of the date of termination) shall terminate contemporaneously with the termination of such employment. If such termination shall be pursuant to paragraphs 2.3(a), 2.3(b), 2.3(c), 2.3(d) or 2.3(e), then Company shall provide Executive with the payments and benefits described in clauses (i) through (viii) of paragraph 4.2(a).

      4.4 CHANGE IN CONTROL OF PWCC AFTER IPO. If Executive's employment is terminated by Company during the 1-year period immediately following the date of a Change in Control after an IPO other than pursuant to paragraphs 2.2(c) or 2.2(d) or is terminated by Executive during the 1-year period immediately following the date of a Change in Control for any reason or no reason, Company shall provide Executive with the same payments and benefits described in clauses
(i) through (viii) of paragraph 4.2(a).

      4.5 CHANGE IN CONTROL PRIOR TO IPO. If, prior to the date on which the series of meetings with potential IPO investors as arranged by PwCC's investment bankers begins (commonly known as the "Road Show"), a Change in Control occurs, Executive may, during the 30-day period immediately following the date of such Change in Control, terminate his employment with Company; provided, however, that if Executive elects to terminate his employment under this paragraph 4.5, then (a) Company shall pay to Executive during the 30-day period beginning on the date of the termination of Executive's employment a cash lump sum payment of $5,000,000, (b) provide Executive with Office and Related Services (as such term is defined in Section 4.10 for the time periods described therein), and (c) provide Executive with Continuation Coverage as described in paragraph 4.10. If such Change in Control occurs after the commencement of the Road Show, and prior to the earlier of the IPO or January 1, 2003, the sum described in subparagraph
(a) above shall be $7,500,000 rather than $5,000,000. Upon making such payment and providing such benefits, this Agreement shall become immediately null and void and without any further effect. Notwithstanding anything in the foregoing to the contrary, unless a Change in Control occurs prior to the earlier of the IPO or January 1, 2003, this paragraph 4.5 shall cease to be operative on such date.

      4.6 FAILURE OF IPO TO OCCUR ON OR PRIOR TO DECEMBER 31, 2002. If the IPO does not occur on or prior to December 31, 2002, Executive may, during the 30-day period immediately following December 31, 2002, terminate his employment with Company; provided, however, that if Executive elects to terminate his employment under this paragraph 4.6, then (a) Company shall pay to Executive during the 30-day period beginning on January 15, 2003 a cash lump sum payment of $7,500,000, (b) provide Executive with Office and Related Services (as such term is defined in Section
4.10 for the time periods described therein), and (c) provide Executive with Continuation Coverage as described in paragraph 4.10. Upon making such payment and providing such benefits, this Agreement shall become null and void and without any further effect. Notwithstanding anything in the foregoing to the contrary, if a Change in Control occurs prior to the IPO and the IPO does not occur on or prior to December 31, 2002, this paragraph 4.6 shall cease to be operative.

      4.7 CERTAIN ADDITIONAL PAYMENTS BY COMPANY. Notwithstanding anything to the contrary in this Agreement, if any payment, distribution or provision of a benefit by Company to or for the benefit of Executive, whether paid or payable, distributed or distributable or provided or to be provided pursuant to the terms of this Agreement or otherwise (a "Payment"), would be subject to an excise or other special additional tax that would not have been imposed absent such Payment (including, without limitation, any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended), or any interest or penalties with respect to such excise or other additional tax (such excise or other additional tax, together with any such interest or penalties, are hereinafter collectively referred to as the "Excise Tax"), Company shall pay to Executive an additional payment (a "Gross-up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any income taxes and Excise Taxes imposed on any Gross-up Payment, Executive retains an amount of the Gross-up Payment (taking into account any similar gross-up payments to Executive under any stock incentive or other benefit plan or program of Company) equal to the Excise Tax imposed upon the Payments. Company and Executive shall make an initial determination as to whether a Gross-up Payment is required and the amount of any such Gross-up Payment. Executive shall notify Company in writing of any claim by the Internal Revenue Service which, if successful, would require Company to make a Gross-up Payment (or a Gross-up Payment in excess of that, if any, initially determined by Company and Executive) within ten business days after the receipt of such claim. Company shall notify Executive in writing at least ten business days prior to the due date of any response required with respect to such claim if it plans to contest the claim. If Company decides to contest such claim, Executive shall cooperate fully with Company in such action; provided, however, Company shall bear and pay directly or indirectly all costs and expenses (including additional interest and penalties) incurred in connection with such action and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of Company's action. If, as a result of Company's action with respect to a claim, Executive receives a refund of any amount paid by Company with respect to such claim, Executive shall promptly pay such refund to Company. If Company fails to timely notify Executive whether it will contest such claim or Company determines not to contest such claim, then Company shall immediately pay to Executive the portion of such claim, if any, which it has not previously paid to Executive.

      4.8 PAYMENT OBLIGATIONS ABSOLUTE. Company's obligation to pay Executive the amounts and to make the arrangements provided in this Article 4 shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which Company (including its subsidiaries and affiliates) may have against him or anyone else. All amounts payable by Company shall be paid without notice or demand. Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Article 4, and, except as provided in paragraph 4.10 with respect to Continuation Coverage, the obtaining of any such other employment (or the engagement in any endeavor as an independent contractor, sole proprietor, partner, or joint venturer) shall in no event effect any reduction of Company's obligations to make (or cause to be made) the payments and arrangements required to be made under this Article 4.

      4.9 LIQUIDATED DAMAGES. In light of the difficulties in estimating the damages upon termination of this Agreement, Company and Executive hereby agree that the payments and benefits, if any, to be received by Executive pursuant to this Article 4 shall be received by Executive as liquidated damages. Payment of the Severance Payment pursuant to the terms of this Agreement shall be in lieu of any severance benefit Executive may be entitled to under any severance plan or policy maintained by Company.

      4.10 CERTAIN DEFINITIONS AND ADDITIONAL TERMS. As used herein, the following capitalized terms shall have the meanings assigned below:

            (a) "Continuation Coverage" shall mean the continued coverage of Executive and his eligible dependents for 36 months following Executive's termination of employment under Company's welfare benefit plans available to executives of Company who have not terminated employment (or the provision of equivalent benefits), including, without limitation, medical, health, dental, life insurance, disability, vision care, accidental death and dismemberment, and prescription drug, at no greater cost to Executive than that applicable to a similarly situated Company executive who has not terminated employment; provided, however, that the coverage to Executive (or the receipt of equivalent benefits) under a particular welfare benefit plan (or the receipt of equivalent benefits) shall be suspended during any period that Executive receives comparable benefits from a subsequent employer, and shall be reinstated upon Executive ceasing to so receive comparable benefits and notifying Company thereof.

            (b) "Severance Payment" shall mean 300% of the sum of (i) Executive's Base Salary in effect immediately prior to the termination of employment (which shall not be less than $1,000,000) and (ii) the greater of Executive's Target Bonus in effect immediately prior to termination of employment (which shall not be less than 150% of Base Salary) or last paid Annual Bonus.

            (c) "Office and Related Services" shall mean appropriate and suitable office space, together with appropriate and suitable secretarial assistance and telephone access, at Company's cost during the 36-month period beginning on the date of Executive's termination of employment (the cost of such benefits shall not exceed $125,000 per year).

            (d) "Change in Control" shall mean: (i) prior to the IPO, the sale of all or substantially all the assets of the Consulting Practice, including any corporate transaction (such as the sale of the common stock of PwCC) which results in the divestiture by PwC and its associated firms of all or substantially all the assets of the Consulting Practice; and

                  (ii) after the IPO: (1) Any "person" (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), (excluding for this purpose, (x) Company or any subsidiary of Company, (y) any employee benefit plan of Company or any subsidiary of Company, or any person or entity organized, appointed or established by Company for or pursuant to the terms of any such employee benefit plan which acquires beneficial ownership of voting securities of Company or (z) PwCIL and/or one or more of its related entities immediately after the IPO) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Company representing more than 20% of the combined voting power of Company's then outstanding securities; provided, however, that no Change in Control will be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by Company; or (2) During any two (2) consecutive years, individuals who at the beginning of such two (2) year period constitute the Board and any new director (except for a director designated by a person who has entered into an agreement with Company to effect a transaction described elsewhere in this definition of Change in Control) whose election by the Board or nomination for election by Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (such individuals and any such new director being referred to as the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; or (3) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Company (a "Business Combination"), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 65% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of Company resulting from such Business Combination (including, without limitation, a company which, as a result of such transaction, owns Company or all or substantially all of Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding voting securities of Company; or (4) Approval by the stockholders of Company of a complete liquidation or dissolution of Company.

                  (iii) Notwithstanding anything in the foregoing to the contrary, the IPO shall not constitute a Change in Control.

                                   ARTICLE 5

               CONFIDENTIALITY, NONCOMPETITION AND NONSOLICITATION

      5.1 CONFIDENTIAL INFORMATION. Executive shall hold in a fiduciary capacity for the benefit of Company all secret or confidential information, knowledge or data relating to Company, or any of its subsidiaries, affiliates and businesses, which shall have been obtained by Executive pursuant to his employment by Company or any of its subsidiaries and affiliates and which shall not have become public knowledge (other than by acts by Executive or his representatives in violation of this Agreement). After termination of Executive's employment with Company, Executive shall not, without the prior written consent of Company, communicate or divulge any such secret or confidential information, knowledge or data to anyone other than Company and those designated by it.

      5.2 NONCOMPETITION; NONSOLICITATION COVENANTS. Executive agrees that he shall not, during his employment and for a period of 12 months following the termination of his employment with Company and its affiliates pursuant to paragraphs 4.1, 4.2(a) or 4.3:

            (a) associate (including, without limitation, association as a sole proprietor, owner, employer, director, partner, principal, investor, joint venturer, shareholder, associate, employee, member, consultant, contractor or otherwise) with any Competitive Enterprise or in connection with such association engage in competition with Company; provided, however, that with respect to the equity of any Competitive Enterprise that is or becomes publicly traded, Executive's ownership as a passive investor of less than 5% of the outstanding publicly traded stock of a Competitive Enterprise shall not be deemed a violation of this paragraph 5.2(a);

            (b) directly or indirectly (i) solicit, or assist any other person in soliciting, any Client or Prospective Client for the purpose of seeking an engagement to perform or provide any services in competition with Company to such Client or Prospective Client; (ii) perform or provide, or assist any other person in performing or providing, services in competition with Company for any Client or Prospective Client; or (iii) interfere with or damage (or attempt to interfere with or damage) any relationship and/or agreement between Company or its affiliates; or

            (c) directly or indirectly, solicit, hire or employ (or assist any other person in soliciting, hiring or employing) any employee of Company or its affiliates, including, without limitation, any former employee of Company or its affiliates who ceased working for Company and its affiliates (or any of its predecessors) within the 3-month period before or after the date on which Executive's employment with Company or its affiliates terminated, in connection with or for the purpose of bringing about a termination of an existing employment or service relationship (or, in the case of former employees or representatives and/or other agents, seeking to engage such persons to perform or provide services in competition with Company).

            (d) The foregoing Noncompetition and Nonsolicitation provisions shall not apply in the event Executive declines to accept the Severance Payment or otherwise returns the Severance Payment to Company. Also, for the avoidance of doubt, the foregoing Noncompetition and Nonsolicitation provisions shall not apply if Executive's employment is terminated pursuant to paragraphs 4.2(b), 4.4, 4.5 or 4.6 herein.

            (e) For purposes of this paragraph 5.2, the following definitions shall apply:

                  (i) "Client" shall mean any person whatsoever for whom Company or its affiliates provided services within the 3-month period before or after the date on which Executive's employment with Company and its affiliates terminated;

                  (ii) "Competitive Enterprise" shall mean a business enterprise that engages in, owns or controls or is an affiliate of an entity that engages in, competition with Company and has gross revenues from competing businesses in excess of $1 billion per year;

                  (iii) "Prospective Client" shall mean any person whatsoever with whom Company or its affiliates have had any negotiations or discussions regarding the possible performance of services in Company within the 3-month period preceding Executive's termination of employment with Company and its affiliates.

      5.3 REMEDIES UPON BREACH. Executive acknowledges and agrees that Company's remedy at law for any breach of the covenants contained in this Article 5 would be inadequate and that for any breach of such covenants, Company shall, in addition to other remedies as may be available to it at law or in equity, or as provided for in this Agreement, be entitled to an injunction, restraining order or other equitable relief, without the necessity of posting a bond, restraining Executive from committing or continuing to commit any violation of the covenants.

                                   ARTICLE 6

                                  MISCELLANEOUS

      6.1 ATTORNEYS' FEES. If Executive shall obtain any money judgment or otherwise prevail with respect to any litigation brought by Executive or Company to enforce or interpret any provision contained herein, Company, to the fullest extent permitted by applicable law, hereby indemnifies Executive for his reasonable attorneys' fees and disbursements incurred in such litigation and hereby agrees to pay in full all such fees and disbursements.

      6.2 NOTICES. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

          If to PwCC to:       PWCC Ltd.
                               11 Madison Avenue
                               New York, NY  10010
                               Attention:  General Counsel

          If to PwC to:        PricewaterhouseCoopers LLP
                               1301 Avenue of the Americas
                               New York, NY  10019
                               Attention:  General Counsel

          If to Executive to:  Gregory D. Brenneman
                               At the most recent address on file with Company

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

      6.3 APPLICABLE LAW. This contract is entered into under, and shall be governed for all purposes by, the laws of the State of New York.

      6.4 NO WAIVER. No failure by any Party hereto at any time to give notice of any breach by another Party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

      6.5 SEVERABILITY. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

      6.6 PWC RELEASED UPON IPO. Upon the occurrence of the IPO, PwC shall be automatically and unconditionally released from any and all obligations under this Agreement other than those that have become payable prior to the IPO.

      6.7 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

      6.8 WITHHOLDING OF TAXES AND OTHER EMPLOYEE DEDUCTIONS. Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to Company's employees generally.

      6.9 HEADINGS. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

      6.10 GENDER AND PLURALS. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

      6.11 SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of Company and any successor of Company, including without limitation any person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of Company by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. Except as provided in the preceding sentence or in paragraph 3.3 (regarding assignment of life insurance benefits), this Agreement, and the rights and obligations of the Parties hereunder, are personal and neither this Agreement, nor any right, benefit or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other Party.

      6.12 TERM. This Agreement has a term co-extensive with the Term of Employment as set forth in paragraph 2.1. Termination shall not affect any right or obligation of any Party which is accrued or vested prior to or upon such termination.

      6.13 ENTIRE AGREEMENT. Except as provided in the benefits, plans, and programs referenced in paragraph 3.7(g) and any awards under Company's stock incentive plans or programs or similar plans or programs, this Agreement, as of the Effective Date, will constitute the entire agreement of the Parties with regard to the subject matter hereof. Any modification of this Agreement shall be effective only if it is in writing and signed by the Party to be charged.

      6.14 DEEMED RESIGNATIONS. Any termination of Executive's employment shall constitute an automatic resignation of Executive as an officer of Company and each affiliate of Company, and an automatic resignation of Executive from the Board and from the board of directors of any affiliate of Company, and from the board of directors or similar governing body of any corporation, limited liability company or other entity in which Company or any affiliate holds an equity interest and with respect to which board or similar governing body Executive serves as Company's or such affiliate's designee or other representative.

      6.15 AUDITOR INDEPENDENCE. Executive agrees to correct any circumstance determined by PwC to be in conflict with PwC's auditor independence policies, including, where necessary, divesting himself of investments. In the event that PwC instructs Executive that he must divest himself of any investment, PwC will promptly reimburse Executive on a tax grossed-up basis for the direct costs (e.g., transaction costs, early withdrawal penalties, forfeited appreciations through the divestiture date, etc.) associated with such divestment. However, PwC will not reimburse Executive for any lost opportunity costs associated with such divestment, or for the realization of any losses existing at the time of the divestment.

      6.16 INDEMNIFICATION AND INSURANCE COVERAGE. Company shall maintain, for the benefit of Executive, director and officer liability insurance in form at least as comprehensive as, and in an amount that is at least equal to, that maintained by Company for its directors, officers and partners as of the Effective Date. In addition, Executive shall be indemnified by Company against liability as a director, officer and employee of Company and any affiliate to the maximum extent permitted by applicable law. Executive's rights under this paragraph 6.16 shall continue so long as he may be subject to such liability, whether or not this Agreement may have terminated prior thereto.

                            [Signature Page Follows]

      IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

                                        "PWCC"

                                        PWCC LTD.


                                        By:
                                           -------------------------------------
                                           Name:
                                                --------------------------------
                                           Title:
                                                 -------------------------------


                                        "PWC"

                                        PRICEWATERHOUSECOOPERS LLP


                                        By:
                                           -------------------------------------
                                           Name:
                                                --------------------------------
                                           Title:
                                                 -------------------------------


                                        "EXECUTIVE"

                                        GREGORY D. BRENNEMAN


                                        ----------------------------------------